EXHIBIT 10(l)(2)

MUTUAL NON-COMPETITION AGREEMENT

THIS MUTUAL NON-COMPETITION AGREEMENT (this “Agreement”) dated April 12, 2010 (this “Agreement”) between COVER-ALL SYSTEMS, INC., a Delaware corporation (“Cover-All”), and MOORE STEPHENS CONSULTING LIMITED, a company incorporated under the laws of England and Wales (“MSC”).  Capitalized terms used but not defined herein shall have the respective meanings given to them in the Asset Purchase Agreement dated April 12, 2010 among Cover-All, Moore Stephens Business Solutions, LLC (“Seller”), MSC and the other owners of Seller (the “Asset Purchase Agreement”).

RECITALS

WHEREAS, MSC is one of the Shareholders of Seller;

WHEREAS, each of Seller and MSC engages in the Business;

WHEREAS, pursuant to the Asset Purchase Agreement, among other things, Cover-All is purchasing from Seller, and Seller is selling and transferring to Cover-All, substantially all of the assets of Seller (the “Acquisition”); and

WHEREAS, MSC and Cover-All are entering into this Agreement in connection with and as a condition to the Closing of the Acquisition;

NOW, THEREFORE, the parties hereto agree as follows:

1.

Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, alone or together with other Persons, controls or is controlled by or is under common control with such Person.  “Control,” “controlled by” and “under common control with”, as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Associate” means, with respect to Cover-All, any Person who was an employee of Cover-All or any of its Affiliates on the Closing Date, and, with respect to MSC, any Person who was an employee of MSC or any of its Affiliates on the Closing Date.

“Business” means the business of providing professional and consulting services relating to business intelligence information technology and the development and licensing of business intelligence software for use in the property and casualty insurance industry, and providing certain related services related thereto.

“Capacity” means as an owner, proprietor, shareholder, member, partner, officer, director, employee, manager or consultant, as a participant in the ownership, management, operation or control, or as a holder, directly or indirectly, of any financial interest, including an interest as a creditor, or in any other similar capacity.

“Competitive Business” means any Person (or business unit of such Person) that sells goods or performs services that are substantially similar to any goods or services provided by Seller immediately prior to the Closing Date or by MSC on the Closing Date, as the case may be, or which otherwise compete with the Business as conducted on the Closing Date.

“Customer Certificate” means a written certification stating that a particular Person has become and remains a customer of either MSC or MSBS, as applicable, which certification shall specify the name of the customer, that a definitive written agreement with such customer was fully executed and the date of such definitive written agreement.

“Person” means any individual, corporation, partnership, limited liability company, trust, association, governmental authority or any other entity.

“Restrictive Period” means the period commencing on the Closing Date and ending on the thirty (30) month anniversary of the Closing Date.

2.

Non-Competition Obligations of MSC.

(a)

During the Restrictive Period, except as permitted in Section 2(b) and Section 2(c), MSC shall not, and shall cause its Affiliates not to, without prior written approval of Cover-All, directly or indirectly, in any Capacity, compete with Cover-All or any of its Affiliates in the Business, including engaging in any Competitive Business, in North America.

(b)

Nothing in this Section 2 shall prohibit MSC from competing with Cover-All or any of its Affiliates in the Business, including engaging in any Competitive Business, in North America with respect to (i) the Persons set forth on Annex A hereto, each of whom MSC hereby represents and warrants was an existing customer of MSC as of February 15, 2010, and (ii) the North American offices or subsidiaries of any Person set forth on Annex B hereto, each of whom MSC hereby represents and warrants was a European-based potential customer of MSC as of February 15, 2010, but only after such Person set forth on Annex B hereto actually becomes a customer of MSC and MSC delivers to Cover-All a Customer Certificate evidencing same; provided, however, that, subject to Section 5, any action that MSC takes to secure such Person as a customer shall not constitute a violation of this Agreement.

(c)

Nothing in this Section 2 shall: (i) prohibit the passive ownership in the aggregate of MSC and its Affiliates of less than five percent (5%) of the securities of any publicly traded entity; (ii) apply to MSC’s other goods and services that are not Competitive Businesses; or (iii) prohibit or restrict (x) MSC or any current, former or future members, partners, subsidiaries or affiliates of MSC from joining, acquiring, combining with or being acquired by any Person the principal business of which is not a Competitive Business (a “Non-Competitive Firm”) or (y) a Non-Competitive Firm from conducting its business, including any Competitive Business included therein.

3.

Non-Competition Obligations of Cover-All.

(a)

During the Restrictive Period, except as permitted in Section 3(b) and Section 3(c), Cover-All shall not, and shall cause its Affiliates not to, without prior written approval of MSC, directly or indirectly, in any Capacity, compete with MSC or any of its Affiliates in the Business, including the engaging in any Competitive Business, in the United Kingdom.

(b)

Nothing in this Section 3 shall prohibit Cover-All from competing with MSC or any of its Affiliates in the Business, including engaging in any Competitive Business, in the United Kingdom with respect to (x) the Persons set forth on Annex C hereto, each of whom Cover-All hereby represents and warrants was an existing customer of Seller as of February 15, 2010, and (y) the United Kingdom offices or subsidiaries of any Person set forth on Annex D hereto, each of whom Cover-All hereby represents and warrants was a North American-based potential customer of MSBS as of February 15, 2010, but only after such Person set forth on Annex D hereto actually becomes a customer of MSBS and Cover-All delivers to MSC a Customer Certificate evidencing same; provided, however, that, subject to Section 5, any action that Cover-All takes to secure such Person as a customer shall not constitute a violation of this Agreement.

(c)

Nothing in this Section 2 shall: (i) prohibit the passive ownership in the aggregate of Cover-All and its Affiliates of less than five percent (5%) of the securities of any publicly traded entity; (ii) apply to Cover-All’s other goods and services that are not Competitive Businesses; or (iii) prohibit or restrict (x) Cover-All or any current, former or future shareholders, subsidiaries or affiliates of Cover-All from joining, acquiring, combining with or being acquired by a Non-Competitive Firm or (y) a Non-Competitive Firm from conducting its business, including any Competitive Business included therein.

4.

Non-Solicitation Obligations.

(a)

During the Restrictive Period, MSC shall not, directly or indirectly, in any Capacity:

(i) solicit, induce or attempt to induce any Person who was a customer of Seller or Cover-All or of any of their Affiliates as of or immediately prior to the Closing Date to cease doing business, in whole or in part, with Cover-All or any of its Affiliates as it relates to a Competitive Business; or

(ii) solicit, employ or otherwise engage, as an employee, independent consultant or otherwise, any Person who was an Associate for a period of twelve (12) months from the date such Person ceases to be an Associate; provided, however, that MSC shall be permitted to conduct general recruiting activities, including general advertisements and solicitations not specifically targeted at such employees, independent consultants or Associates; provided, further, however, that for the avoidance of doubt, the foregoing proviso shall not relieve MSC from its obligations not to employ or otherwise engage any such Persons during the Restrictive Period.

(b)

During the Restrictive Period, Cover-All shall not, directly or indirectly, in any Capacity:

(i) solicit, induce or attempt to induce any Person who is or was a customer of MSC or of any of its Affiliates as of the Closing Date to cease doing business, in whole or in part, with MSC or any of its Affiliates as it relates to a Competitive Business;

(ii) solicit, employ or otherwise engage, as an employee, independent consultant or otherwise, any Associate; provided, however, that Cover-All shall be permitted to conduct general recruiting activities, including general advertisements and solicitations not specifically targeted at such employees, independent consultants or Associates; provided, further, however, that for the avoidance of doubt, the foregoing proviso shall not relieve Cover-All from its obligations not to employ or otherwise engage any such Persons during the Restrictive Period.

5.

Non-Disparagement.

(a)

During the Restrictive Period, MSC shall not make or cause to be made, directly or indirectly, at any time, any disparaging or derogatory statements concerning Cover-All or any of its Affiliates or any of its businesses, services, reputations or prospects, or any of its past or present officers, directors, employees, attorneys, members, managers or agents.

(b)

During the Restrictive Period, Cover-All shall not make or cause to be made, directly or indirectly, at any time, any disparaging or derogatory statements concerning MSC or any of its Affiliates or any of its businesses, services, reputations or prospects, or any of its past or present officers, directors, employees, attorneys, members, managers or agents.

(c)

Notwithstanding the foregoing provisions of this Section 5, nothing contained herein shall prevent or prohibit any party from exercising or enforcing any of its rights under this Agreement, the Asset Purchase Agreement or other agreement related thereto and no statements (which the making party has a reasonable basis to believe is a true statement) contained in any statements made, or documents filed, by a party to or with a court or other governmental authority shall be deemed a breach of this Section 5.

6.

Miscellaneous.

(a)

Enforcement.  In the event of any breach of any provisions of this Agreement, Cover-All and MSC shall each have the right (without being required to post bond or other collateral or show actual damages), in addition to any other rights and remedies existing in its favor, to enforce its respective rights and the obligations due to it under this Agreement by an action or actions for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Agreement.  Each party hereto acknowledges and agrees that the restrictions provided herein are fair and are reasonably required for the protection of their mutual interests.

(b)

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and/or enforced in such jurisdiction to the maximum amount permitted by law.  If such provision is not permitted at all in such jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of Sections 2, 3 or 4 is unenforceable and has the power to reduce the scope or duration of such provision, as the case may be, such provision shall be enforceable in its reduced form.

(c)

Amendment and Waiver.  This Agreement may be amended and any provision of this Agreement may be waived, provided, that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by the parties hereto.

(d)

Notices.  Any notice or other communication required or permitted to be delivered to any party shall be in writing and shall be deemed properly delivered, given and received when delivered, by hand, by registered mail, by courier or express delivery service, or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below, or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties.

if to Cover-All:	Cover-All Systems, Inc. 55 Lane Road Fairfield, New Jersey 07004 Attention: President Facsimile: (973) 461-5256

with a copy to:	Sills Cummis & Gross One Rockefeller Plaza New York, New York 10020 Attention: David E. Weiss Facsimile: (212) 643-6500

If to MSC:	Moore Stephens Consulting Limited 150 Aldersgate Street London EC1A 4AB Attention: Richard Moore Facsimile: (020) 7248 3408

(e)

Entire Agreement.  This Agreement and the Annexes referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(f)

Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.  In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.  Any action or proceedings seeking to enforce any provision of, or based on the rights and obligations arising out of, this agreement shall be brought in the state or federal court located in Wilmington County, Delaware, and each of the parties consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

(g)

Successors and Assigns.  This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement in whole or in part at any time without the prior written consent of the other party hereto.

(h)

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page On The Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

COVER-ALL SYSTEMS, INC.

By: /s/ John W. Roblin________________

       Name: John W. Roblin

       Title: CEO

MOORE STEPHENS CONSULTING LIMITED

By: /s/ Richard Moore_______________

       Name: Richard Moore

       Title: